Explanation of Responses

Prior to the transaction reported by this Form 4, Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership (and together with two affiliated limited partnerships, “WP VIII”), was the direct record owner of 3,053,629 shares of Polypore International, Inc. Common Stock (the “Common Stock”).

Following the transaction reported herein, WP VIII is the direct record owner of 1,545,117 shares of Common Stock.

The sole general partner of Warburg Pincus Private Equity VIII, L.P. is Warburg Pincus Partners, LLC, a New York limited liability company (“WPP LLC”).  Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WPP LLC.  Warburg Pincus LLC, a New York limited liability company (“WP LLC”), manages WP VIII.  Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC.  Mr. Kaye and Mr. Landy may be deemed to control WP.  Each of WPP LLC, WP, WP LLC, Mr. Kaye and Mr. Landy all disclaim beneficial ownership of all shares of Common Stock except to the extent of any indirect pecuniary interest therein.